Exhibit 10.106

This instrument was prepared by
and when recorded, return to:

David A. Grossberg
Schiff Hardin & Waite
6600 Sears Tower
Chicago, Illinois 60606

Permanent Real Estate Index Nos:

02-09-301-007, 008, 009, 011, 012
02-09-101-018
02-07-101-001, 002
02-16-101-007, 008

AMENDED AND RESTATED
MORTGAGE AND SECURITY AGREEMENT

This Amended and Restated Mortgage and Security Agreement (as the same may be amended, modified, extended, replaced or renewed, the “Mortgage”) is made as of December 14, 1999, by HUNTLEY DEVELOPMENT LIMITED PARTNERSHIP, an Illinois limited partnership with a mailing address of c/o The Prime Group, Inc., 77 W. Wacker Drive, Suite 4200, Chicago, Illinois 60601 (together with any successors and assigns, the “Mortgagor”), to, in favor of and for the benefit of U.S. BANK TRUST NATIONAL ASSOCIATION, a national banking association formerly known as FIRST TRUST NATIONAL ASSOCIATION, a national banking association, in its capacity as Trustee (as such term is defined in Article One hereinbelow), with a mailing address of One Illinois Center, 111 East Wacker Drive, Suite 3000, Chicago, Illinois 60601 (“Mortgagee”), and pertains to the real estate (“Real Estate”) described in Exhibit A attached hereto and made a part hereof.

ARTICLE ONE
RECITALS

1.01                           WHEREAS, the parties hereto entered into a Mortgage and Security Agreement dated as of November 19, 1997 (the “Original Mortgage”) contemporaneously with the closing under that certain Bond Remarketing Contract by and between William Blair & Company and the Mortgagor dated as of November 19, 1997 (the “Bond Remarketing Contract”).

1.02                           WHEREAS, pursuant to that certain Village of Huntley, McHenry and Kane Counties, State of Illinois (the “Village”) Ordinance Number 95-11-27-01 adopted and approved on November 27, 1995 and pursuant to Ordinance Number 95-12-14-02 adopted and approved on December 14, 1995 (together, and as amended, the “Original Ordinance”), the Village authorized the issuance of $14,000,000 aggregate principal amount of Tax Increment Allocation Revenue Bonds

(Huntley Redevelopment Project), Series B-1995 (as amended, amended and restated, supplemented or otherwise modified from time to time and any refinancing thereof; the “Series B Bonds”) and appointed Mortgagee as trustee, bond registrar and paying agent for the holders (the “Series B Bondholders”) of the Series B Bonds.  Pursuant to that certain Village Ordinance Number 95-12-14-02 adopted and approved December 14, 1995, the Village issued the Series B Bonds.

1.03                           WHEREAS, the Series B Bonds have a final maturity date of December 1, 2015 (the “Maturity Date”).  The Bonds are issued pursuant to the Tax Increment Allocation Redevelopment Act, 65 ILCS § 5/11-74.4-I et seq., as amended (and as heretofore amended, the “Act”) and bear interest at the rates set forth in said Series B Bonds (the “Interest Rate”).

1.04                           WHEREAS, the Village in contemplation of the transactions relating to the Bond Remarketing Contract has adopted and approved Ordinance Number 97-09-18-01 (the Original Ordinance, as so supplemented, and as further amended, amended and restated, supplemented or otherwise modified from time to time, the “Series B Ordinance”), pursuant to which it, among other things, consented to the addition of the Premises (as hereinafter defined) as additional collateral for the Series B Bonds.

1.05                           WHEREAS, the parties wish to modify the Original Mortgage by entering into this Amended and Restated Mortgage and Security Agreement.

1.06                           WHEREAS, capitalized terms utilized herein and not defined herein but defined in that certain Amended and Restated Intercreditor Agreement (the “Intercreditor Agreement’) by and among Mortgagor, Mortgagee and Beal Bank, SSB, a Texas State savings bank (“Beal Bank”), of even date herewith, shall have the meaning ascribed thereto in the Intercreditor Agreement.

1.07                           WHEREAS, the indebtedness evidenced by the Series B Bonds, including the principal, interest, prepayment premium, if any, together with all other sums which may be at any time due, owing, or required to be paid under the Series B Bonds are herein called the “Indebtedness”.

1.08                           WHEREAS, the term “Trustee” and all other capitalized terms utilized herein and not defined herein or in the Intercreditor Agreement but defined in the Series B Ordinance shall have the meaning ascribed thereto in the Series B Ordinance.

ARTICLE TWO

THE GRANT

Now, therefore, in order to secure (i) payment of the Indebtedness; and (ii) the payment of any sums due and the performance by Mortgagor of the covenants, provisions, agreements, and obligations contained herein (the obligations set forth in clauses (i) and (ii) herein collectively, the “Obligations”) (whether or not Mortgagor is personally liable for such payment, performance, and observance), and in consideration of the sum of Ten and No/100 Dollars ($10.00) in hand paid by Mortgagee to Mortgagor, the Recitals stated in Article One hereinabove, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Mortgagor hereby grants, bargains, sells, assigns, releases, alienates, transfers, conveys, and mortgages to Mortgagee and its successors and assigns forever and hereby represents and warrants to Mortgagee and grants to Mortgagee and its successors and assigns forever a present and continuing security interest in and to Mortgagor’s interest in all of the following rights, interests, claims, and property (collectively the “Premises”):

(a)                                  all of the real estate described in Exhibit A attached hereto and made a part hereof (the “Real Estate”);

(b)                                 all estate, claim, demand, right, title, and interest of Mortgagor now owned or hereafter acquired, including without limitation, any after-acquired title, franchise, license, remainder, or reversion, in and to (i) any land or vaults lying within the right-of-way of any street, avenue, way, passage, highway, or alley, open or proposed, vacated or otherwise, which comprises a portion of the Real Estate; (ii) any and all alleys, sidewalks, streets, avenues, strips, and gores of land belonging to the Real Estate; (iii) all rights of ingress and egress to and from the Real Estate and all adjoining property; (iv) storm and sanitary sewer, water, gas, electric, railway, telephone, and all other utility services attributable to the Real Estate; (v) all land use, zoning developmental rights and approvals, all air rights, water, water rights, water stock, gas, oil, minerals, coal, and other substances of any kind or character underlying or relating to the Real Estate or any part thereof; and (vi) each and all of the tenements, hereditament, easements, appurtenances, other rights, liberties, reservations, allowances, and privileges relating to the Real Estate or in any way now or hereafter appertaining thereto, including homestead and any other claim at law or in equity (collectively the “Appurtenances”);

(c)                                  all right, title, and interest of Mortgagor in and to any and all contracts and leases, written or oral, express or implied, now existing or hereafter entered into or arising, and specifically and exclusively relating to the improvement, use, operation, sale, conversion or other disposition of any interest in the Real Estate, including without limitation all options to purchase or lease the Real Estate or any portion thereof or interest therein (collectively the “Contract Rights”);

(d)                                 any rents and any other interests, estates, or other claims of every name, kind, or nature, both in law and in equity, which Mortgagor now has or may acquire in the Real Estate (collectively the “Rents”);

(e)                                  all general intangibles of Mortgagor, including without limitation, goodwill, trademarks, trade names, option rights, permits, licenses, insurance policies and proceeds therefrom, rights of action, and books and records relating specifically and exclusively to the Real Estate (collectively the “Intangible Personal Property”);

(f)                                    all right, title and interest of Mortgagor in and to all fixtures, equipment and tangible personal property of every kind, nature or description attached or affixed to the Real Estate, provided the same are used, usable, or intended to be used for or in connection with any present or future use, occupation, operation, maintenance, management or enjoyment of the Real Estate (collectively the “Tangible Personal Property”);

(g)                                 any and all (i) proceeds of any insurance, indemnity, warranty or guarantee payable to the Trustee, to the Bank or to the Mortgagor from time to time solely with respect to the Real Estate, Appurtenances, Contract Rights, Rents, Intangible Personal Property or Tangible Personal Property, (ii) payments (in any form whatsoever) made or due and payable to the Mortgagor from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Real Estate, Appurtenances, Contract Rights, Rents, Intangible Personal Property or Tangible

Personal Property by any governmental authority (or any person acting under color of a governmental authority), (iii) products of the Real Estate, Appurtenances, Contract Rights, Rents, Intangible Personal Property or Tangible Personal Property and (iv) other amounts from time to time paid or payable under or in connection with any of the Real Estate, Appurtenances, Contract Rights, Rents, Intangible Personal Property or Tangible Personal Property, including, without limitation, litigation proceeds related thereto (collectively the “Funds”); provided that if any of the foregoing relates to other property in addition to the Real Estate, Appurtenances, Contract Rights, Rents, Intangible Personal Property or Tangible Personal Property, Funds shall include only that portion of the foregoing proceeds, payments, products and other amounts reasonably allocable to the Real Estate, Appurtenances, Contract Rights, Rents, Intangible Personal Property or Tangible Personal Property; and

(h)                                 all other property or rights of Mortgagor of any kind or character related specifically and exclusively to the Premises.

Mortgagor agrees that, without the necessity of any further act of Mortgagor or Mortgagee, the lien of, and the security interest created by, this Mortgage shall automatically extend to and include any and all renewals, replacements, substitutions, accessions to the Premises and any real property hereafter acquired by Mortgagor which may be contiguous or attached to the Premises but only to the extent that by law the Premises cannot be used without such real property.

To Have And To Hold the Premises hereby mortgaged and conveyed or so intended, together with the profits thereof, unto Mortgagee, its successors and assigns, forever, free from all rights and benefits under and by virtue of the Homestead Exemption Laws of the State of Illinois (the “State”) or other jurisdiction in which the Real Estate is located (which rights and benefits are hereby expressly released and waived), for the uses and purposes herein set forth.

Provided, however, that upon the earlier of the payment in full of all of the Obligations or the satisfaction of the provisions set forth in Section 6.14 hereof, the estate, right, title, and interest of Mortgagee in and to the Premises shall cease and shall be released at the cost of Mortgagor.

ARTICLE THREE

GENERAL AGREEMENTS

To protect the security of this Mortgage, Mortgagor further covenants and agrees as follows:

3.01                           Recitals.

The recitals set forth above are true and correct and are by reference incorporated herein.

3.02                           General Covenants and Representations.  Mortgagor shall and hereby agrees to:

(a)                                  keep the Premises free from mechanics’, materialmen’s or like liens or claims or other liens or claims of lien other than the Permitted Exceptions (as defined in Section 3.02(h) hereinbelow) and Contested Liens (as defined in Section 3.03 below);

(b)                                 comply with all statutes, rules, regulations, orders, decrees, and other requirements of any governmental body, whether federal, state, or local, having jurisdiction over the Premises and the use thereof and observe and comply with any conditions and requirements necessary to preserve and extend any and all rights, licenses, permits (including without limitation zoning variances, special exceptions, and nonconforming uses), privileges, franchises, and concessions that are applicable to the Premises or its use and occupancy;

(c)                                  make no material alterations in or to the Premises except as otherwise permitted herein;

(d)                                 not initiate nor acquiesce in any zoning reclassification with respect to the Real Estate other than as required or permitted under that certain Annexation Agreement among American National Bank and Trust Company Land Trust No.110482-04, American National Bank and Trust Company Land Trust No.109743-01, Mortgagor, Vernon Drendel and Shirley Drendel and the Village of Huntley, Illinois, as amended from time to time (the “Annexation Agreement”) or the Applicable Laws (as hereinbelow defined) without Mortgagee’s prior written consent, provided, however, that Mortgagor may without Mortgagee’s prior written consent initiate or acquiesce to the following zoning reclassifications with respect to the Real Estate: a reclassification of that portion of the Real Estate lying to the east of Highway 47 from office use to retail use; and a reclassification of that portion of the Real Estate lying to the west of Highway 47 from: (x) office to the uses permitted for an Alternate Use Parcel (as such term is defined in Exhibit C to the Annexation Agreement) (but excluding any residential use allowed under the Alternate Use Designation, as such term is defined in Exhibit C to the Annexation Agreement), to the extent the subject Real Estate is classified as of the date of this Mortgage as office use); and (y) from business park to office, to the extent the subject Real Estate is classified as of the date of this Mortgage as business park. Mortgagor shall provide to Mortgagee notice and copies of all notices, pleadings and other documentation filed by Mortgagor with the appropriate governmental authorities in the event of any reclassification permitted pursuant to this Section 3.02(d);

(e)                                  forever warrant and defend its title to the Premises and the validity, enforceability and priority of the lien and security interests granted in and by this Mortgage against the claims and demands of all persons, subject to Permitted Exceptions and Contested Liens;

(f)                                    not be delinquent on any real estate or property taxes then due and owing by the Mortgagor on the Premises;

(g)                                 not willfully or intentionally take or permit to be taken any action in bad faith which would allow Mortgagor to utilize the provisions of Section 4.0l(1,)(iii) except in the event of there being insufficient funds in the Incremental Taxes Fund to pay on a timely basis the principal and interest due on the Series B Bonds; and

(h)                                 not at any time insist upon or plead, or in any manner whatever claim or take any advantage of, any stay, exemption, or extension law, including, but not by way of limitation, any Homestead Exemption Law, or any so-called “Moratorium Law” now or at any time hereafter in force, nor claim, take, or insist upon any benefit or advantage of or from any law now or hereafter in force providing for the valuation or appraisement of the Premises, or any part thereof, prior to any sale or sales thereof to be made pursuant to any provisions herein contained, or any decree, judgment, or order of any court of competent jurisdiction; or after such sale or sales claim or exercise any rights under any statute now or hereafter in force to redeem Premises so sold, or any part thereof, or relating to the marshaling thereof, upon foreclosure sale or other enforcement hereof. Mortgagor acknowledges that the Premises do not constitute agricultural real estate, as said term is defined in Section 15-1201 of the Foreclosure Act, or residential real estate as defined in Section 15-1219 of the Foreclosure Act.

(i)                                     deliver to the Mortgagee within 30 days of the end of each calendar quarter throughout the term of this Mortgage a Quarterly Construction Update in the form of Exhibit B attached hereto which Mortgagor shall make available to any individual, corporation, partnership, joint venture, trust or unincorporated organization, limited liability company, joint stock company or other similar organization, government or any political subdivision thereof, court, or any other legal entity, whether acting in an individual, fiduciary or other capacity (all of the foregoing collectively, “Persons”; each individually, as a “Person”) who holds 10% or more of the Series B Bonds.

Mortgagor hereby further covenants with and warrants to Mortgagee that as of the execution and delivery of this Mortgage, Mortgagor owns the Premises and has good, indefeasible estate therein, in fee simple and that the Premises are free from all encumbrances whatsoever (and any claim of any other Person thereto) other than those encumbrances set forth on Exhibit C attached hereto or otherwise permitted by Mortgagee in writing (“Permitted Exceptions”);

3.03                           Property Taxes and Contest of Liens. Mortgagor shall be responsible for the payment, when first due and owing and before delinquency and before any penalty attaches, of all real estate and personal property taxes and assessments (general or special), water charges, sewer charges, and any other charges, fees, taxes, claims, levies, expenses, liens, and assessments, ordinary or extraordinary, governmental or nongovernmental, statutory or otherwise, that may be asserted against the Premises or any part thereof or interest therein (“Real Estate Taxes”).  Notwithstanding anything contained herein to the contrary, Mortgagor may, in good faith and with reasonable diligence, contest the validity or amount of any such Real Estate Taxes as well as any mechanics’, materialmen’s or other liens or claims of lien upon the Premises (collectively “Contested Liens”), provided that:

(a)                                  such contest shall have the effect of preventing the collection of the Contested Liens and the sale or forfeiture of Premises or any part thereof or interest therein to satisfy the same; and

(b)                                 Mortgagor shall first notify Mortgagee in writing of the intention of Mortgagor to contest the same; and

(c)                                  in the case of Real Estate Taxes, Mortgagor shall have paid such Real Estate Taxes under protest.

3.04                           Tax and Lien Payments by Mortgagee.

(a)                                  Upon the failure of Mortgagor to pay the Real Estate Taxes required to be paid in Section 3.03 above (whether pursuant to the first sentence of Section 3.03 or under protest as permitted under clause (c) of the second sentence of Section 3.03), Mortgagee is authorized, in its sole discretion, to make any payment of Real Estate Taxes levied, assessed, or asserted against the Premises or any part thereof in accordance with any tax bill or statement from the appropriate public office without inquiry into the accuracy or validity of any Real Estate Taxes, sales, forfeiture of title or claim relating thereto.

(b)                                 Mortgagee is also authorized in the place and stead of Mortgagor to make any payment relating to any apparent or threatened adverse title, lien, claim of lien, encumbrance, claim, charge or payment otherwise relating to any other purpose but not enumerated in this Section whenever, in Mortgagee’s reasonable judgment and discretion, such advance seems necessary to protect the full security intended to be created by this Mortgage.

(c)                                  All such advances authorized by this Section 3.04 shall constitute additional Obligations and shall be repaid by Mortgagor to Mortgagee upon demand with interest from the date of such advance at the interest rate set forth in the Series B Bonds as the interest rate then applicable to the Series B Bonds.

3.05                           Condemnation.

(a)                                  Mortgagor shall give Mortgagee prompt notice of any proceedings, instituted or threatened, seeking condemnation or taking by eminent domain or any like process (a “Taking”), of all or any part of the Real Estate, including any easement thereon or appurtenance thereto (including severance of, consequential damage to, or change in grade of, streets), and shall deliver to Mortgagee copies of any and all papers served in connection with any such proceeding.

(b)                                 Mortgagor hereby assigns, transfers and sets over unto Mortgagee the entire proceeds of any and all awards resulting from any taking (the “Award”). Mortgagee is hereby authorized to collect and receive from the condemnation authorities the entire Award and is further authorized to give appropriate receipts and acquittance therefor.

(c)                                  Upon any Taking, any Award shall be applied, in Mortgagee’s sole discretion: (i) as a deposit into an escrow to be established and maintained by Mortgagee (the “Escrow Account”), for the cost of restoring, replacing, repairing or rebuilding (collectively, “Restoring”) the Appurtenances or any part thereof; or (ii) as a deposit into the Collateral Account (as defined in Section 3. l0(b)(iv) below) to be treated as the other funds from time to time deposited into the Collateral Account in accordance with Section 3. l0(b)(iv) are so treated.

If the Award is deposited into the Escrow Account, said Award, and any and all interest earned thereon (collectively, the “Escrowed Funds”), shall be deemed to be held by Mortgagee as additional security for the payment of the principal and interest on the Series B Bonds. If Mortgagee acquires title to the Premises pursuant to the Foreclosure Act (as defined in Section 5.01(a) below) then the Escrowed Funds shall be paid to the Bondholders in an amount not to exceed the outstanding principal and interest on the Series B Bonds.

3.06                           Restoration Using Escrowed Funds.

(a)                                  If Mortgagee elects to make any Escrowed Funds available for Restoring the Real Estate and Mortgagee has received the consent of a majority of the Bondholders to make any such Escrowed Funds available and Mortgagor is desirous of Restoring the Real Estate, Mortgagor shall complete, in form and with supporting documentation reasonably required by Mortgagee, an estimate of the cost of Restoring the Real Estate to the condition in which it existed prior to such Taking, free from any security interest in, lien or encumbrances on, or reservation of title to, such Real Estate.

(b)                                 The Escrowed Funds necessary to complete said Restoring shall be held by

Mortgagee, or if Mortgagee so desires, a disbursing agent selected by Mortgagee.  Said Escrowed Funds may be invested using Mortgagor’s taxpayer identification number in an interest bearing account mutually acceptable to Mortgagor and Mortgagee. The costs and expenses of administering disbursements shall be paid by Mortgagor. If the amount of the Escrowed Funds are insufficient to cover the cost of Restoring the Real Estate, Mortgagor shall pay the cost of such restoration in excess of the Escrowed Funds before being entitled to any reimbursement from the Escrowed Funds.

(c)                                  Subject to Mortgagee’s right to limit the number of disbursements, the Escrowed Funds shall be disbursed from time to time upon Mortgagee’s being furnished with architect’s certificates, waivers of lien, contractor’s sworn statements, and such other evidences as Mortgagee or any disbursing agent may reasonably require to verify the cost and fact of said restoration. Under no circumstances shall any portion of the Escrowed Funds be released until Mortgagee has been reasonably assured that the Escrowed Funds remaining after the requested disbursement will be sufficient to complete the required restoration. No payment made prior to the final completion of restoration shall exceed ninety-five percent (95%) of the value of the work performed from time to time by contractors or subcontractors which have not completed their work.  Any Escrowed Funds remaining after restoration shall be deposited into the Collateral Account and treated as the other funds from time to time deposited into the Collateral Account in accordance with Section 3.l0(b)(iv) are so treated.

3.07                           Restrictions on Transfer.

(a)                                  Mortgagor shall not without the prior written consent of Mortgagee:

(i)                                     create, effect, lease, contract for, commit or consent to, or suffer or permit any conveyance, sale, assignment, transfer, hypothecation, lien, pledge, mortgage, security interest, or other encumbrance or alienation of the Premises or any part thereof or any interest therein or title thereto other than the Permitted Exceptions and Contested Liens or;

(ii)                                  fail to pay when the same shall become due all lawful claims and demands of mechanics, materialmen, laborers and others which, if unpaid, might result in, or permit the creation of, a lien on the Premises or on the revenues, rents, issues, income and profits arising therefrom, subject to Mortgagor’s right to contest any such lien under Section 3.03 hereinabove.

(b)                                             Notwithstanding anything in this Section 3.07 to the contrary: (i) any general or limited partner of Mortgagor shall have the right to sell, convey, transfer, assign, pledge, mortgage, or otherwise alienate any or all of such general or limited partner’s interest in Mortgagor (by way of transfers of stock ownership, partnership interests, or otherwise) or in any corporation, limited liability corporation or partnership which constitutes or comprises any portion of any of Mortgagor’s general or limited partners; and (ii) Mortgagor shall have the right to take any and all actions permitted under the terms and provisions of Section 3.10.

3.08                                       Continuation of Covenants and Remedies.

If Mortgagee gives its written consent to a sale or transfer, whether by operation of law, voluntarily or otherwise, of all or any part of the Premises, or to the partial release from the lien of this Mortgage of any portion of the Premises, Mortgagor shall nevertheless not be deemed to be released or discharged from any of its covenants under this Mortgage with respect to the Premises which have not been so sold, transferred or released, and Mortgagee shall not be deemed to have waived its right to exercise its remedies under this Mortgage as to any portion of the Premises remaining subject to the lien hereof.

3.09                           Inspection of Premises.

Mortgagor hereby grants to Mortgagee, its agents, employees, consultants and contractors, upon reasonable advance notice to Mortgagor and during the normal business hours of Mortgagor, the right to enter upon the Real Estate for the purpose of making any and all inspections, reports, tests, inquiries and reviews as Mortgagee (in its sole and absolute discretion) deems necessary to assess the then current condition of the Premises, or for the purpose of performing any other acts which Mortgagee is authorized to perform under this Mortgage. Mortgagor will cooperate with Mortgagee to facilitate each such entry and the accomplishment of such purposes.

3.10                           Release of Lien of Mortgage.

(a)                                  For purposes of this Section 3.10:

(i) “Applicable Laws” shall mean the Act, the Series B Ordinance, the Annexation Agreement, the Redevelopment Plan, any and all Series Ordinances and all other federal, state and municipal laws, ordinances, rules and regulations governing the construction of any improvements to the Real Estate pursuant to and in accordance with the Redevelopment Plan.

(ii) “Consummate a Sale” shall mean evidence of the execution of all documents required in order to consummate the sale of fee simple title in any portion of the Premises to a Third Party Purchaser and the deposit of all such documents (including the purchase price from such Third Party Purchaser) in a closing escrow with all conditions precedent to the closing thereof and recording of the deed conveying such fee simple title to such portion of the Premises satisfied with the exception of the delivery of the partial release from Mortgagee.

(iii) “Third Party Purchaser” shall mean any Person wherein none of the individuals, shareholders, beneficiaries, limited or general partners or members, as the case may be, is an affiliate of Mortgagor.

(iv) “Commence the Development” shall mean: (x) evidence of the execution of all documents required by any third party lender to finance any construction on any portion of the Premises and the deposit of all such documents in a money lender’s closing escrow with all conditions precedent to the funding thereof satisfied with the exception of the delivery of the partial release from Mortgagee; or (y) if the proposed construction will not be financed with the proceeds of a loan from any such third party lender, the delivery to the Mortgagee of: (i) true and correct copies of an executed general contractor’s contract, architect’s contract and construction escrow with a title company satisfactory to the Trustee; (ii) evidence that all building permits and other permits and governmental licenses necessary for proper execution and completion of the construction contemplated by the general contractor’s and architect’s contracts have been procured; and (iii) evidence that sufficient funds are available to commence and complete the construction contemplated by the general contractor’s and architect’s contracts.

(b)                                 From time to time throughout the term of this Mortgage, Mortgagor may Consummate a Sale or, provided no Default or Event of Default (as defined in the Series B Ordinance) exists and is continuing or would result therefrom, Commence the Development of any portion of the Premises, and, subject to the following terms and conditions, Mortgagor shall be entitled to obtain from Mortgagee a release in the form attached hereto as Exhibit D necessary to Consummate a Sale or Commence the Development of such portion of the Premises, and Mortgagee shall release, from the lien of this Mortgage such portion of the Premises as Mortgagor from time to time designates, upon receipt by Mortgagee of the following items:

(i)  evidence satisfactory to the Mortgagee that (A) such portion of the Premises so released (the “Released Portion”) shall remain subject to the Redevelopment Plan; and (B) the Premises remaining subject to the lien of this Mortgage (the “Remaining Mortgaged Parcels”) shall constitute one or more separate and distinct parcels and tax lots, provided, however, that if said remaining portion of the Premises is not comprised of separate tax lots as of the effective date of the release of the Released Portion from the lien of this Mortgage: (1) Mortgagor shall have provided Mortgagee as of such date of such release evidence satisfactory to Mortgagee that Mortgagor has prepared a tax division petition or plat of subdivision and will timely file the same with the appropriate county authorities in order that the Remaining Mortgaged Parcels shall be allocated a separate tax lot number or separate tax lot numbers under the applicable county’s rules and regulations within the next available time period for the procurement of the same following the effective date of any such release or evidence that such county authorities will make an allocation of taxes based on the conveyance of a portion of the Premises without any petition or plat being filed; and (2) Mortgagor shall have delivered to Mortgagee a true and correct copy of a Tax Reproration Agreement with the Third Party Purchaser providing that until such time as the Remaining Mortgaged Parcels shall have been so allocated a separate tax lot number or separate tax lot numbers, there shall be a reasonable allocation of real estate taxes between the Remaining Mortgaged Parcels and the Released Parcels, said allocation based upon the size and use of the Remaining Mortgaged Parcels and the applicable Released Parcels; and

(ii)                                  a certificate from a surveyor, an architectural firm or engineering firm to the effect that (A) the location, size and dimension of each Released Parcel is indicated on a field survey or recorded subdivision plat; and (B) the Remaining Mortgaged Parcels have a right of access to a public road or public right-of-way for vehicles and pedestrians;

(iii)  the payment to Mortgagee of all reasonable costs and expenses incurred by Mortgagee in connection with the release of the Released Parcel;

(iv)  in connection with the release of any Released Parcel in accordance with the foregoing provisions of this Section 3.10(b), Mortgagor shall be required to deposit into the Collateral Account (as defined in the lntercreditor Agreement) an amount equal to either:

(A)              if, before or after giving effect to such release, no Default or Event of Default (as defined in the Series B Ordinance) exists and is continuing, the greater of (x) 50% of the appraised value of the Released Parcel (as determined pursuant to that certain appraisal of Frank John Karth & Associates dated July 1997) (the “Appraised Value”); or (y) an amount per square foot of the Released Parcel equal to the amount in the column entitled “Deposit to Collateral Account” with respect to the Released Parcel set forth in Exhibit E attached hereto, shall be deposited into the Collateral Account; and (if the Mortgagor Consummates a Sale)

the balance of the Funds shall be disbursed to Mortgagor, subject to the rights, if any, of Beal Bank to such Funds as set forth in the lntercreditor Agreement; or (B) if the Mortgagor Consummates a Sale and, either before or after giving effect to the release, a Default or Event of Default (as defined in the Series B Ordinance) exists and is continuing, then notwithstanding the forgoing clause (A), 100% of the Funds shall be deposited in the Collateral Account; provided, however, that at such time as the Default or Event of Default shall no longer be continuing, an amount equal to the excess of the amount deposited in the Collateral Account, as such amount has been reduced to cure the Default or Event of Default, over the greater of (x) or (y) of Clause 3.l0(b)(iv)(A) above shall be disbursed to the Mortgagor (subject to the rights, if any, of Beal Bank to such amounts as set forth in the Intercreditor Agreement).

If, at such time as, a certificate of occupancy has been issued by the appropriate governmental authority with respect to a Released Parcel, the square footage of the improvements constructed on such Released Parcel divided by the acreage of such Released Parcel equals or exceeds the number set forth in the column entitled “Minimum FAR in Feet/Acre” with respect to such Released Parcel as set forth in Exhibit E attached hereto, and no Default or Event of Default (as defined in the Series. B Ordinance) then exists or is continuing, all amounts deposited in the Collateral Account with respect to such Released Parcel, together with any and all interest thereon, shall be disbursed to Mortgagor (subject to the rights of Beal Bank, if any, to such amounts as set forth in the Intercreditor Agreement). In the event that amounts deposited in the Collateral Account with respect to any Released Parcel for which a certificate of occupancy has been issued have not been released pursuant to the immediately preceding sentence, and no Default or Event of Default (as defined in the Series B Ordinance) then exists or is continuing, such amounts, together with all interest thereon, shall be disbursed to Mortgagor (subject to the rights of Beal Bank, if any, to such amounts as set forth in the Intercreditor Agreement) at such times as the square footage of all improvements constructed on all Released Parcels for which certificates of occupancy have been issued divided by the acreage of all such Released Parcels equals or exceeds the average number of square feet of floor area per acre set forth in the column entitled “Minimum FAR in Feet/Acre” with respect to all such Released Parcels as set forth in Exhibit E attached hereto. Any amounts deposited into the Collateral Account pursuant to this subsection 3.1 0(b)(iv) or otherwise deposited in the Escrow Account shall be invested in United States Treasury Bills or money market accounts consisting of United States Treasury Bills.

(c)                                  In addition to each of the partial releases from the lien of this Mortgage which Mortgagee may from time to time throughout the term of this Mortgage execute, Mortgagee shall release the Premises in its entirety from the lien of this Mortgage at such time as either:

(i)                                     the Series B Bonds have been indefeasibly paid in full; or

(ii)                                  for two consecutive fiscal years, the amount of Incremental Taxes deposited in the Incremental Taxes Fund, exclusive of all interest earned thereon, during the period commencing November 15 and terminating on the following November 14, equals at least one and four-tenths (1.40) times the greater of:

(x)                                   the average annual debt service on the outstanding Series B Bonds and the outstanding Series A Bonds provided that (a) such average annual debt service is equal to the sum of the average annual debt service on the outstanding Series B Bonds plus the average annual debt service on the outstanding Series A Bonds, and (b) such average annual debt service calculation shall not include those Bond Years which occur prior to the first principal payment date on the Series A Bonds; or

(y)                                 the actual debt service payable during the succeeding twelve month period on the Series B Bonds and the Series A Bonds

The calculations described in clause (ii) above shall be made on November 15th of each year throughout the term of this Mortgage.

(d)                                 If Mortgagee holds Escrowed Funds in the Escrow Account and/or holds funds in the Collateral Account and the Series B Bonds have been paid in full, concurrent with the release by Mortgagee of the lien of this Mortgage, Mortgagee shall disburse to Mortgagor, subject to the rights of Beal Bank under the Intercreditor Agreement, if any, the Escrowed Funds and/or the funds in the Collateral Account together with all interest thereon.

(e)                                  A portion of the Real Estate included in the description of the Real Estate set forth on Exhibit A is also separately described on Exhibit A-I attached hereto and is herein referred to as “Parcel 1B” In the event Mortgagor shall Commence the Development of Parcel lB by July 10, 1998, Mortgagee shall release Parcel lB from the lien of this Mortgage pursuant to the execution and delivery to Mortgagor of a partial release for Parcel lB in the form attached hereto as Exhibit D. The partial release delivered by Mortgagee pursuant to this Section 3.10(e) shall not be subject to the terms and provisions of Section 3.l0(b); however, nothing in this Section 3.10(e) shall be interpreted to prevent the release of Parcel lB from the lien of this Mortgage pursuant to Section 3.10(b).

(f)                                    A portion of the Premises consists of the real estate legally described on Exhibit G attached hereto and made a part hereof (the “Auto Mall Property”). The term “Non-Buildable Auto Mall Property” shall mean that portion of the Auto Mall Property described on Exhibit G-l attached hereto and made a part hereof. The term “Buildable Auto Mall Property” shall mean that portion of the Auto Mall Property described on Exhibit G-2 attached hereto and made a part hereof. In the event Mortgagor desires to Consummate a Sale or Commence the Development of the Auto Mall Property, each of the terms and provisions of Section 3.10 hereinabove shall apply with, at Mortgagee’s election, the following variations thereto:

(1)                                     In connection with the release of any portion of the Buildable Auto Mall Property, the provisions of clause (A) of Section 3.10(b)(iv) shall be deemed inapplicable and, in lieu thereof, provided further that no Default or Event of Default (as defined in the Series B Ordinance) exists and is continuing, Mortgagor shall upon the release of any portion of the Buildable Auto Mall Property only be required to deposit into the Collateral Account an amount equal to 50% of the product of: (a) $3.72 multiplied by (b) the square footage of the then applicable Released Parcel of Buildable Auto Mall Property.

(2)                                  Subject to the further restrictions set forth hereinbelow in this Section 3.10(f), the provisions of clause A of Section 3. 10(b)(iv) shall not apply with respect to the release of any portion of the Non-Buildable Auto Mall Property.

(3)                                  In addition to complying with all of the other terms and conditions of Section 3.10 (other than clause (A) of Section 3.10(b)(iv) above), Mortgagor shall only be permitted to obtain a release of the Non-Buildable Auto Mall Property when: (a) the Incremental Sales Taxes (as such term is defined on Exhibit H attached hereto) from the Auto Mall Property equal or exceed One Hundred Seventy Thousand and no/l00ths {$170,000) Dollars for any consecutive twelve month period; and (b) Mortgagee has approved (which approval will not be unreasonably withheld or delayed) a restrictive covenant which: (i) will be effective no later than the date of the release of the NonBuildable Auto Mall Property; (ii) will encumber the Non-Buildable Auto Mall Property; and (iii) will by its terms and provisions restrict the use of the Non-Buildable Auto Mall Property to the following: (A) a ring road dedicated as a public right of way at approximately the location marked as “Ring-Road” on Exhibit G-3 attached hereto and made a part hereof and an ingress-egress road dedicated as a public right of way at approximately the location marked as “Ingress-Egress Road” on Exhibit G-3, which Ring Road and Ingress-Egress Road shall provide continuous uninterrupted ingress and egress from the Ring Road across the Ingress-Egress Road to Freeman Road; and (B) a water retention facility to service the Buildable Auto Mall Property, which water retention facility shall be located on that portion of the Non-Buildable Auto Mall Property marked as Lot 12 on Exhibit G-3.

(4)                                  Mortgagor shall also be required to provide to Mortgagee prior to the release of any portion of the Auto Mall Property evidence reasonably satisfactory to Mortgagee of a restrictive covenant encumbering all of the Auto Mall Property (which restrictive covenant may or may not be included within the restrictive covenant otherwise required to be approved by Mortgagee pursuant to Section 3.10(f)(3) above with respect to the Non-Buildable Auto Mall Property) requiring that: (A) the Buildable Auto Mall Property be required to be used solely as and for the retail sale of automobiles to the general public; and (B) the Non-Buildable Auto Mall Property shall be owned by a property owners’ association comprised of the owners of the Buildable Auto Mall Property.

(5)                                  Mortgagor shall be permitted prior to the release of any portion of the Auto Mall Property to encumber the Auto Mall Property with a private cross-easement agreement (the “Cross-Easement Agreement”) governing the Auto Mall Property which grants such easements for the benefit and burden of the lots constituting the Auto Mall Property as are generally and customarily required in cross-easement agreements governing commercial retail park developments in order to create the infrastructure easements required in order to develop the Auto Mall Property for the uses herein in this Section 3.10(f) above set forth. The Cross-Easement Agreement shall be subject to the prior written approval of Mortgagee and shall bind Mortgagor, its successor and assigns, and the grantees of any portion of the Auto Mall Property and their successors and assigns.

3.11                                       Environmental Compliance.

Mortgagor hereby agrees to comply with any and all federal, state or local laws, rules and regulations relating to environmental protection including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. § 9601 et seq., (“CERCLA”), as amended by the Superfund Amendments and Reauthorization Act of 1986, and such other legislation, rules and regulations as are in, or may hereafter come into, effect and apply to Mortgagor, Mortgagee or the Premises or any occupancy users thereof, whether as lessees, tenants, licensees or otherwise (collectively, the “Environmental Laws”). Mortgagor shall defend, indemnify and save and hold Mortgagee harmless from and against any and all claims, costs or expenses relating to such environmental protection provisions.

Mortgagor hereby represents and warrants as of the date hereof and covenants to Mortgagee that:

(a)                                     The Premises, and the use and operation thereof, are currently in compliance and will remain in compliance with all Environmental Laws;

(b)                                 All required governmental permits, if any, required under Environmental Laws are in effect and will remain in effect and the Premises, and the use and operation of the Premises, comply and will continue to comply with all required governmental permits;

(c)                                  There are and will be no environmental, health or safety hazards that pertain to any of the Premises or the business or operations conducted thereon in violation of any Environmental Laws.  No use, treatment, storage or disposal of hazardous wastes or hazardous substances has or will occur on, in or underneath the Premises in violation of any Environmental Laws. The terms “hazardous wastes” and “hazardous substances” are defined in CERCLA, the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., and Section 311(b)(2)(A) of the Federal Pollution Control Act, as amended, 33 U.S.C. 1321(b)(2)(A), and the regulations adopted and publications promulgated pursuant to said laws;

(d)                                 There are no pending or threatened actions or proceedings (or notices of potential actions or proceedings) by any governmental agency or any other entity alleging that the Premises are in violation of any Environmental Law. Mortgagor will promptly notify Mortgagee of any notices, and any pending or threatened action or proceeding in the future alleging that the Premises are in violation of any Environmental Law and Mortgagor will promptly cure any condition complained of and have any such actions and proceedings dismissed to the satisfaction of Mortgagee;

(e)                                  The business and all operations conducted on the Premises have and will dispose of their hazardous wastes and hazardous substances in compliance with all applicable Environmental Laws.  There are no pending or threatened actions or proceedings concerning the disposal of hazardous wastes and hazardous substances that pertain to any of the Premises or the business or operations conducted thereon alleging any violation of any Environmental Law.  Mortgagor will promptly notify Mortgagee of any such proceedings in the future, and Mortgagor will promptly take all reasonable actions to cure and to have any such actions or proceedings dismissed to the satisfaction of Mortgagee;

(f)                                    The Premises to not constitute Real Property as defined in the Illinois Responsible Property Transfer Act of 1988, 765 ILCS 90/1 et seq., (1995) (“IRPTA”) and, therefore, the IRPTA disclosure requirements to not apply to this Mortgage; and

(g) Mortgagor assumes all obligations of compliance of the Premises with all Environmental Laws.  Any fees, costs and expenses imposed upon or incurred by Mortgagee at any time and from time to time on account of any breach of any of the covenants, representations or warranties contained in this Section 3.11 shall be immediately due and payable by Mortgagor to Mortgagee upon demand for reimbursement for same, and shall become part of the Obligations.  Mortgagor hereby covenants and agrees to protect, defend, indemnify, and hold harmless Mortgagee from any and all such costs and expenses.

3.12                           Further Assurances

Mortgagor shall do all acts necessary to keep valid and effective the lien and security interest created by this Mortgage and to carry into effect its objectives and to protect the Mortgagee. Mortgagor shall upon the request of Mortgagee from time to time execute, acknowledge and deliver all such additional papers and instruments and perform all such further acts as Mortgagee deems reasonably necessary to evidence, perfect or confirm the liens and security interests, or the priority thereof, created by this Mortgage.

Without limited the generality of the foregoing, Mortgagor will promptly and, insofar as not contrary to applicable law, at Mortgagor’s expense, execute, record, re-record, file and refile in such offices, at such times and as often as may be necessary, this Mortgage, additional mortgages, security agreements, and every other instrument in addition to or supplemental hereto, including applicable financing statements, continuation statements, affidavits or certificates as may be necessary to create, perfect, maintain, continue, extend and/or preserve the liens, encumbrances and security interests intended to be granted and created in and by this Mortgage and the rights and remedies of Mortgagee and Mortgagor hereunder.  Upon request of Mortgagee, Mortgagor shall promptly supply evidence of fulfillment of the foregoing acts and further assurances.

ARTICLE FOUR

EVENTS OF DEFAULT

4.01                           Defaults.

It shall constitute an event of default (“Default”) of and under this Mortgage if any of the following events shall occur:

(a)                                              Mortgagor shall fail to timely observe, perform or discharge any of the Obligations (other than the Obligations described in Section 4.01(b) hereof), and any such failure shall remain unremedied for thirty (30) days (the “Grace Period”) after notice to Mortgagor of the occurrence of such failure; provided, however, that Mortgagee may, at its option, extend any applicable Grace Period up to an additional ninety (90) days if Mortgagee determines in good faith that: (i) such default cannot reasonably be cured within such Grace Period but can be cured within the additional ninety (90) days; and (ii) Mortgagee’s immediate exercise of any remedies provided in this Mortgage or by law is not necessary for the protection or preservation of the Premises or Mortgagee’s security interest therein or lien thereon, and Mortgagor shall promptly commence and diligently pursue the cure of such default; or

(b)                                 the Village has failed to pay principal and interest payments under the Series B Bonds as and when required to be paid pursuant to Sections 3 and 5A of the Series B Ordinance (a “Bond Payment Default”) and, upon the occurrence of any such Bond Payment Default:

(i)                                     the Village has failed to issue tax exempt bonds, the proceeds of which have been so designated by the Village to be used to cure the Bond Payment Default; or

(ii)                                  Neither Beal Bank nor Mortgagor shall have elected to pay to Mortgagee, on behalf of and for the benefit of the Bondholders, an amount equal to: (x) the principal due under the Series B Bonds as of the date of the Bond Payment Default; plus (y) an amount equal to the interest due on the Series B Bonds as of the Bond Payment Default divided by an amount equal to the following calculation: the number “1.00” less the maximum federal corporate income tax rate as of the date of the Bond Payment Default; or

(iii)                               Neither Mortgagor nor Beal Bank shall have elected to: (a) direct Mortgagee to call a mandatory tender of the Series B Bonds in accordance with Section 5(d) of the Series B Ordinance, said direction in the form of Exhibit F attached hereto; and (b) deposit sufficient cash with Mortgagee, simultaneously with such direction to Mortgagee, in an amount necessary to purchase all but not less than all of the outstanding Series B Bonds at a purchase price of par plus accrued and unpaid interest, if any, plus (provided the Series B Bonds are tendered on or prior to November 30, 2006) two percent (2%) of the principal amount of such Series B Bonds outstanding. Upon receipt of such direction and sufficient cash deposit, Mortgagee hereby agrees to call for a Mandatory Tender of the Series B Bonds pursuant to Section 5(d) of the Series B Ordinance, to cause the transfer of the beneficial ownership of the Series B Bonds in accordance with Sections 4 and 5 of the Original Ordinance to Mortgagor or Beal Bank, as the case may be, arid to deliver such tendered Series B Bonds to Mortgagor or Beal Bank, as the case may be, or their respective assigns or designees; provided, however, that if Mortgagor and Beal Bank both elect to direct a mandatory tender, the Mortgagee shall direct the mandatory tender for the benefit of Beal Bank and shall return any funds deposited by Mortgagor, provided, however, that Beal Bank shall have the right, notwithstanding the fact that it may have exercised its right to purchase the outstanding Series B Bonds in accordance with this Section 4.01 (b)(iii), to declare a Bond Payment Default at such time as Beal Bank so purchases the outstanding Series B Bonds in accordance with this Section 4.01(b)(iii).

(c)                                  In addition to the right of Beal Bank to purchase the outstanding Series B Bonds as set forth in Section 4.01(b)(iii) above, Beal Bank shall also have the right if there has been a Default under Section 4.01(a) which has not been cured prior to the expiration of all applicable Grace Periods, if any, to (a) direct Mortgagee to call a mandatory tender of the Series B Bonds in accordance with Section 5(d) of the Series B Ordinance, said direction in the form of Exhibit F attached hereto; and (b) deposit sufficient cash with Mortgagee, simultaneously with such direction to Mortgagee, in an amount necessary to purchase all but not less than all of the outstanding Series B Bonds at a purchase price of par plus accrued and unpaid interest, if any, plus (provided the Series B Bonds are tendered on or prior to November 30, 2006) two percent (2%) of the principal amount of such Series B Bonds outstanding. Upon receipt of such direction and sufficient cash deposit, Mortgagee hereby agrees to call for a Mandatory Tender of the Series B Bonds pursuant to Section 5(d) of the Series B Ordinance and to deliver such tendered Series B Bonds to Beal Bank, or its assigns.

ARTICLE FIVE

REMEDIES

5.01                           Remedies.

(a)                                  Upon the occurrence of a Default, Mortgagee may, subject to the restrictions set forth in Section 5.02 hereinbelow and the rights of Mortgagor and Beal Bank set forth in Section 4.01 above, at any time declare the Indebtedness to be immediately due and payable and the Indebtedness shall thereupon become immediately due and payable and shall be subject to the Optional Mandatory Redemption as set forth in the Series B Ordinance without any further presentment, demand, protest or notice of any kind being required and Mortgagee, at its option may, in its sole discretion, also be entitled to do any of the following:

(i)                                     in person, by agent, or by a receiver, without regard to the adequacy of security, the solvency of Mortgagor or the condition of the Premises, without obligation to do so and without notice to or demand upon Mortgagor, enter upon and take possession of the Premises, or any part thereof, in its own name or in the name of an agent and do any acts which Mortgagee deems necessary to preserve the value or marketability of the Premises; sue for or otherwise collect the Rents, and apply the same, less costs and expenses of operation and collection, including reasonable attorneys’ fees, against the Obligations, all in such order as Mortgagee may determine; appear in and defend any action or proceeding purporting to affect, in any manner whatsoever, the Obligations, the security hereof or the rights or powers of Mortgagee; pay, purchase or compromise any encumbrance, charge or lien that in the judgment of Mortgagee is prior or superior hereto; and in exercising any such powers, pay necessary expenses, employ counsel and pay reasonable attorneys’ fees;

(ii)                                              as a matter of strict right and without notice to Mortgagor or anyone claiming under Mortgagor, and without regard to the then value of the Premises, apply ex parte to any court having jurisdiction to appoint a receiver to enter upon and take possession of the Premises, and Mortgagor hereby waives notice of any application therefor, provided a hearing to confirm such appointment with notice to Mortgagee is set within the time required by law (any such receiver shall have all the powers and duties of receivers in similar cases and all the powers and duties of Mortgagee in case of entry as provided herein, and shall continue as such and exercise all such powers until the date of confirmation of sale, unless such receivership is sooner terminated); or

(iii)                               commence an action to foreclose this Mortgage in the manner provided in this Mortgage or under the Illinois Mortgage Foreclosure Law (735 ILCS Sections 5/15-1101 et seq. [l995] (the “Foreclosure Act”).

(b)                                 In: (i) any action to foreclosure the lien of this Mortgage or enforce any other remedy of Mortgagee hereunder; or (ii) any other proceeding whatsoever in connection with the Series B Bonds or the Premises in which Mortgagee is named as a party, there shall be allowed and included, as additional indebtedness in the judgment or decree for sale resulting therefrom, all expenses paid or incurred in connection with such proceeding by or on behalf of Mortgagee, including, without limitation, reasonable attorneys’ fees, appraisers’ fees, outlays for documentary and expert evidence, stenographers’ charges, publication costs, land and environmental survey costs and costs (which may be estimated as to items to be expended after entry of such judgment or decree) of procuring all abstracts of title, title certificates, title searches and examinations, title insurance policies, and any similar data and assurances with respect to the title to the Premises as Mortgagee may deem reasonably necessary either to prosecute or to defend in such proceeding or to evidence to bidders at any sale pursuant to such decree the true condition of the title to or value of the Premises. All expenses and fees as may be incurred in the protection of any of the Premises and the maintenance of the lien of this Mortgage thereon in any litigation affecting the Series B Bonds or the Premises, including probate and bankruptcy proceedings, or in preparation for the commencement or defense of any proceeding or threatened suit or proceeding in connection therewith, shall upon demand of Mortgagee be immediately due and payable by Mortgagor with interest thereon at the rate set forth in the Series B Bonds and shall become a part of the Obligations secured by this Mortgage.

(c)                                  Unless otherwise provided herein, if Mortgagor shall at any time fail to perform or comply with any of the terms, covenants and conditions required on Mortgagor’s part to be performed and complied with under the terms of this Mortgage, Mortgagee may, in its sole discretion:

(i)                                     make any payments hereunder payable by Mortgagor or;

(ii)                                  after the expiration of any applicable Grace Period and subject to Mortgagee’s rights to contest certain obligations specifically granted in this Mortgage, perform any such other acts thereunder on part of Mortgagor to be performed and enter upon the Premises for such purpose.

(d)                                             The proceeds of any foreclosure sale of the Premises shall be distributed and applied in accordance with the Foreclosure Act and the Intercreditor Agreement or as otherwise directed by order of the court in which this Mortgage is foreclosed.

(e)                                              The exercise of any right or remedy by Mortgagee hereunder shall not in any way constitute a cure or waiver of default hereunder or under the Series B Bonds, or invalidate any act done pursuant to any notice of default, or prejudice Mortgagee in the exercise of any of its nights hereunder or under the Series B Bonds.

Mortgagor waives any right to require Mortgagee to: (i) proceed against any other Person, (ii) proceed against the Premises or (iii) pursue any other remedy in its power; and, further waives any defense arising by reason of any disability or other defense of Mortgagor or any other Person, or by reason of the cessation from any cause whatsoever of the liability of Mortgagor or any other Person. Until the Obligations shall have been paid in full, Mortgagor shall not have any right to subrogation, and Mortgagor waives any right to enforce any remedy which Mortgagor now has or may hereafter have against Mortgagee or against any other Person and waives any benefit of and any right to participate in any security whatsoever now or hereafter held by Mortgagee for or with respect to the Obligations.

(f)                                    Upon, or at any time after, a Default hereunder and the filing of a complaint to foreclose this Mortgage, the court in which such complaint is filed shall appoint a receiver of the Premises whenever Mortgagee, when entitled to possession, so requests pursuant to Section 15-1702(a) of the Foreclosure Act. Such Receiver shall have all powers and duties prescribed by Section 15-1704 of the Foreclosure Act, including the power to make leases to be binding upon all parties, including Mortgagor after redemption, the purchaser at a sale pursuant to a judgment of foreclosure and any Person acquiring an interest in the mortgaged real estate after entry of a judgment of foreclosure, all as provided in Subsection (g) of Section 15-1701 of the Foreclosure Act. In addition, such receiver shall also have the following powers: (i) to extend or modify any then existing leases, which extensions and modifications may provide for terms to expire, or for options to lessees to extend or renew terms to expire, beyond the maturity date of the Obligations and beyond the date of the issuance of a deed or deeds to a purchaser or purchasers at a foreclosure sale, it being agreed that any such leases, and the options or other such provisions to be contained therein, shall be binding upon Mortgagor and all persons whose interests in the Premises are subject to the lien hereof and upon the purchaser or purchasers at any foreclosure sale, notwithstanding any redemption, discharge of the mortgage indebtedness, satisfaction of any foreclosure judgment, or issuance of any certificate of sale or deed to any purchaser; and (ii) all other powers which may be necessary or are usual in such cases for the protection, possession, control, management and operation of the Premises during the whole of the period of receivership.  The court from time to time, either before or after entry of judgment of foreclosure, may authorize the receiver to apply the net income in its hands in payment in whole or in part of: (i) the Obligations, or any amounts included in any judgment of foreclosure or supplemental judgment or other item for which Mortgagee is authorized to make an advance, as referred to in Subsection (b)(5) of Section 15-1302 of the Foreclosure Act; and (ii) the deficiency in case of a sale and deficiency.

5.02                                       Restrictions on Mortgagee Foreclosure Actions.

If during the period commencing on the date of this Mortgage and terminating December 31, 2000 (the “Foreclosure Moratorium Period”), payments of principal and interest required to be paid under the Series B Bonds have not been paid as and when so required Mortgagee shall not be permitted to exercise any of its rights hereunder, including, but not limited to, its rights of foreclosure under either: (i) §15-1501 of the Foreclosure Act as a mortgagee under said Foreclosure Act; or (ii) §15-1403 of the Foreclosure Act to the extent common law strict foreclosure is available thereunder, with the exception of the rights granted herein to Mortgagee to enforce the covenants of Mortgagor set forth in Sections 3.02, 3.03 and 3.04 hereinabove, which rights Mortgagee shall have the right to enforce throughout the term of this Mortgage, including during the Foreclosure Moratorium Period.

ARTICLE SIX

MISCELLANEOUS

6.01                               Notices Consents. and Approvals.

Any notice, consent, or approval that Mortgagee or Mortgagor may desire or be required to give to the other shall be in writing and shall be mailed or delivered to the intended recipient thereof at its address set forth below or at such other address as such intended recipient may, from time to time, by notice in writing, designate to the sender pursuant hereto. Any such notice, consent, or approval shall be deemed effective (a) if given by nationally recognized overnight courier providing for next business day for delivery, one (1) business day after delivery to such courier, or (b) if given by United States mail (registered or certified), two (2) business days after such communication is deposited in the mails or (c) if in person, when written acknowledgment of receipt thereof is given. Except as otherwise specifically required herein, notice of the exercise of any right or option granted to Mortgagee by this Mortgage is not required to be given.

(a)	If to Mortgagee:	U.S. Bank Trust National Association, formerly
known as First Trust National Association
One Illinois Center

111 East Wacker Drive
Suite 3000
Chicago, Illinois 60601
Attention: Corporate Trust Department

(b)	If to Mortgagor:	Huntley Development Limited Partnership
c/o The Prime Group, Inc.
77 W. Wacker Drive, Suite 4200
Chicago, Illinois 60601
Attention: Michael W. Reschke

	with a copy to:	The Prime Group, Inc.
77 W. Wacker Drive, Suite 4200
Chicago, Illinois 60601
Attention: Robert J. Rudnik

(c)	If to Beal Bank:	Beal Bank, SSB
15770 North Dallas Parkway
Suite 300
Dallas, Texas 75248
Attention: William T. Saurenmann

	with a copy to:	Jenkens & Gilchrist
1445 Ross Avenue
Dallas, Texas 75202
Attention: Lawrence Adams

6.02                           Covenants Run with Land.

All of the covenants of this Mortgage shall run with the title to the Land constituting the Real Estate.

6.03                           Governing Law.

This Mortgage shall be governed by and construed in accordance with the laws of the State of Illinois.

6.04                           Severability.

If any provision of this Mortgage, or any paragraph, sentence, clause, phrase, or word, or the application thereof, in any circumstance, is held invalid, the validity of the remainder of this Mortgage shall be construed as if such invalid part were never included herein.

6.05                           Headings.

The headings of articles, sections, paragraphs, and subparagraphs in this Mortgage are for convenience of reference only and shall not be construed in any way to limit or define the content, scope, or intent of the provisions hereof.

6.06                           Grammar.

As used in this Mortgage, the singular shall include the plural, and masculine, feminine, and neuter pronouns shall be fully interchangeable, where the context so requires.

6.07                           Deed in Trust.

If title to the Premises or any part thereof is now or hereafter becomes vested in a trustee, any prohibition or restriction contained herein against the creation of any lien on the Premises shall be construed as a similar prohibition or restriction against the creation of any lien on or security interest in the beneficial interest of such trust.

6.08                           Successors and Assigns.

This Mortgage and all provisions hereof shall be binding upon Mortgagor, its successors, assigns, legal representatives, and all other persons or entities claiming under or through Mortgagor. The word “Mortgagee” when used herein, shall include Mortgagee’s successors, assigns, and legal representatives, including all other holders, from time to time, of the Series B Bonds.

6.09                           No Oral Change.

This Mortgage may only be modified, amended or changed by an instrument in writing signed by Mortgagor and the Mortgagee, and may only be released, discharged or satisfied of record by an agreement in writing signed by the Mortgagee. No waiver of any term, covenant, condition, or provision of this Mortgage shall be effective unless given in writing by Mortgagee and if so given by Mortgagee shall only be effective in the specific instance in which given. Furthermore, any waiver by Mortgagee of the provisions of this Mortgage after the occurrence of an Default shall not be deemed to be a waiver of the right of Mortgagee in the future to insist upon strict compliance with such provisions upon the occurrence of any other or subsequent Default.

6.10                           Entire Agreement.

This Mortgage supersedes, in all respects, all prior written or oral agreements between Mortgagor and Mortgagee relating to this Mortgage and there are no agreements, understandings, warranties or representations between the parties with respect to the matters addressed in this Mortgage except as set forth in this Mortgage.

6.11                           Construction.

Mortgagor acknowledges that Mortgagor and Mortgagor’s counsel have reviewed this Mortgage and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party will not be employed in the construction or interpretation of this Mortgage or any amendments or schedules to any of the foregoing.

6.12                           Savings Clause.

Anything elsewhere herein contained to the contrary notwithstanding: (a) in the event that any provision in this Mortgage shall be inconsistent with any provision of the Foreclosure Act, the provisions of the Foreclosure Act shall take precedence over the provisions of this Mortgage, but shall not invalidate or render unenforceable any other provision of this Mortgage that can be construed in a manner consistent with the Foreclosure Act; and (b) if any provision of this Mortgage shall grant to Mortgagee any rights or remedies upon default of Mortgagor which are more limited than the rights that would otherwise be vested in Mortgagee under the Foreclosure Act in the absence of said provision, Mortgagee shall be vested with the rights granted in the Foreclosure Act to the full extent permitted by law; and (c) without limiting the generality of the foregoing, all expenses incurred by Mortgagee to the extent reimbursable under Sections 15-1510 and 15-1512 of the Foreclosure Act, whether incurred before or after any decree or judgment of foreclosure, shall be added to the Obligations or by the judgment of foreclosure.

6.13                           Maximum Amount Secured.

The maximum amount of the Obligations secured by this Mortgage is $28,000,000.

6.14                           Approval of Bondholders.

Any and all actions to be taken by the Mortgagee shall be those actions as are approved and directed by a majority of the Bondholders (as defined in the Series B Ordinance).

6.15                           Nonrecourse to Mortgagor.  Except as hereinafter provided, Mortgagee shall neither seek nor take any deficiency or monetary judgment against Mortgagor, any director, partner, joint venturer, shareholder, officer, employee, agent or representative of Mortgagor (each a “Non-Recourse Party” and collectively sometimes the “Non-Recourse Parties”) or any of the property of any of the Non-Recourse Parties other than the Premises, and it is expressly understood and agreed that nothing contained herein shall be construed as creating any liability on Mortgagor or the Non-Recourse Parties personally to pay the Obligations, all such personal liability, if any, being expressly waived by Mortgagee and by every Person now or hereafter claiming any right or security hereunder, and that so far as Mortgagor and the Non-Recourse Parties are personally concerned, Mortgagee shall look solely to the Premises hereby mortgaged. It is agreed, acknowledged and understood, however, that nothing contained in this Section 6.15 shall in any manner or way release, affect or impair the right of Mortgagee to receive or recover from Mortgagor (but not any other Non-Recourse Party) any sums expended by Mortgagee: (i) to pay for any and all of Mortgagee’s costs, expenses, damages, or liabilities, including without limitation, all reasonable attorneys’ fees, directly or indirectly arising out of or attributable to the use, generation, storage, release, threatened release, discharge, disposal, or presence on, under or about the Premises of any hazardous waste or hazardous substances in violation of the covenants of Mortgagor set forth in Section 3.11 hereinabove; (ii) to recover any deficiency or monetary judgment for any loss, liability, or damage arising out of or based upon any fraud or willful misrepresentation of a material fact by Mortgagor under any provision of this Mortgage; or (iii) to pay for any loss resulting from any misapplication by Mortgagor of condemnation proceeds.

6.16                           Intercreditor Agreement: Subordination of Beal Bank Mortgage. As more fully set forth in the intercreditor Agreement: (a) Beal Bank is the lender under that certain Mortgage Note dated December 18, 1995 and the Bank Mortgage Note dated as of October 27, 1999, both by and between Beal Bank and the Mortgagor, pursuant to which, among other things, Beal Bank has made certain loans to the Mortgagor; and (b) to secure the payment and performance of the Bank Claim (as defined in the Intercreditor Agreement), the Mortgagor executed and delivered to Beal Bank, inter alia: (i) that certain Mortgage, Assignment of Rents and Security Agreement (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Bank Mortgage”) dated as of December 18, 1995 and recorded with the Recorder of Deeds of Kane County, Illinois on December 22, 1995 in the Kane County, Illinois Recorder’s Office (the “Recorder’s Office”) as Document No 95K78402, pursuant to which the Mortgagor granted to Beal Bank a first priority mortgage lien on the Real Estate, and that certain Mortgage, Security Agreement and Assignment of Leases and Rents, dated as of October 27, 1999, and recorded with the Recorder of Deeds of Kane County, Illinois on October 29, 1999, in the Recorder’sOffice as Document 99K 103679 (the “New Bank Mortgage”), which new Bank Mortgage will be amended to create a subordinate lien on the Premises; and (ii) that certain Memorandum of Net Profits Interest, dated as of December 18, 1995 and recorded with the Recorder’s Office December 22, 1995 as Document No. 95K078403 (the “Net Profits Memorandum”).  By execution of the lntercreditor Agreement and the Joinder to this Mortgage, Beal Bank hereby subordinates the Bank Mortgage and the lien created thereunder to the lien created by, as well as all of the terms, covenants and conditions in, this Mortgage and Beal Bank’s interests as set forth in the Net Profits Agreement (as defined and referenced in the Net

Profits Memorandum), and to any and all amendments, modifications, extensions, replacements or renewals thereof including the New Bank Mortgage (provided, however that Beal Bank’s execution thereof does not constitute a consent under either the Bank Mortgage or Net Profits Agreement by Beal Bank to any future actions), subject to the limitations contained in the Intercreditor Agreement and to any and all advances heretofore made or hereafter to be made under the Series B Ordinance Documents, provided, however, notwithstanding Section 6.13 hereof the amount of the liability under the Series B Bonds pursuant to which the lien of the Bank Mortgage is subordinate shall not exceed the aggregate of (A) the principal amount of the Series B Bonds on the date hereof ($14,000,000), as reduced by any redemption after the date hereof, (B) any and all accrued and unpaid interest on the Series B Bonds from and after the date hereof, and (C) expenses of the Trustee incurred in connection with enforcing the terms of this Mortgage and the Intercreditor Agreement. The terms and provisions of the lntercreditor Agreement are incorporated herein as if set forth verbatim and shall govern and control the terms and provisions pursuant to which the lien of the Bank Mortgage is subject and subordinate to the lien of this Mortgage.

6.17                           Quarterly Construction Update.  Mortgagee shall provide to any Series B Bondholder of not less than 10% of the principal amount of the Series B Bonds then outstanding within thirty (30) days after the end of each calendar quarter throughout the term of this Mortgage a copy of the Quarterly Construction Update delivered by Mortgagor pursuant to Section 3.02(i).

6.18                           Approval of Plats.  Provided no Default exists or would result therefrom, Mortgagee agrees that within seven (7) days after Mortgagor’s request from time to time, Mortgagee shall execute and return to Mortgagor (i) any plat of subdivision, plat of resubdivision, plat of consolidation or plat of vacation (individually and collectively, a “Plat”) affecting all or any portion of the Premises, that has been approved by the Village in connection with the potential sale or development of all or any portion of the Premises, and (ii) any declaration or grant of covenants, conditions, restrictions and/or easements affecting all or any portion of the Premises necessary or desirable in connection with any potential sale or development of all or any portion of the Premises.

6.19                           Supercede.  The terms of this Mortgage expressly supercedes the terms of the Original Mortgage, but it is the intent of the parties hereto that this Mortgage relate back to the recording of the Original Mortgage.

IN WITNESS WHEREOF, Mortgagor has caused this Mortgage to be executed as of the date hereinabove first written.

Mortgagor:

HUNTLEY DEVELOPMENT LIMITED
PARTNERSHIP, an Illinois limited partnership

By:	Huntley Development Company, an Illinois corporation
Its:	Managing General Partner

By:
Gary Skoien
Title: Vice President

Joined as a party, not individually but solely at trustee under the Series B Ordinance, and Mortgagee to this Mortgage, for purposes of Section 4.01(b)(iii) and (c).

U.S. BANK TRUST NATIONAL ASSOCIATION, a national banking association, formerly known as FIRST TRUST NATIONAL ASSOCIATION, not individually but solely as Trustee and Mortgagee

By:

Title:	Vice President

Joined as a party for purposes of Section 6.16.

BEAL BANK, SSB, a Texas savings bank

By:

Its:	Senior Vice President